Exhibit 107

CALCULATION OF REGISTRATION FEE TABLES

Form S-8

(Form Type)

Soleno Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Securities Class Type	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock $0.001 par value, reserved for issuance pursuant to Amended and Restated 2014 Equity Incentive Plan	Rules 457(c) and (h)	1,800,000 shares (2)	$4.81(3)	$8,658,000	0.0001102	$954.12

TOTAL OFFERING AMOUNT			1,800,000 shares		$8,658,000		$954.12

TOTAL FEE OFFSETS (4)

NET FEE DUE							$954.12

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)	Represents an increase of 1,800,000 shares of the Registrant’s common stock reserved for issuance under the 2014 Plan, which increase was approved by the Registrant’s stockholders on May 25, 2023.
(3)

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.81 per share, which represents the average of the high and low prices on the common stock as reported on the Nasdaq Global Select Market on August 7th, 2023.

(4)	The Registrant does not have any fee offsets.